Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 7.23	0.0001381	$ 0.00
Fees Previously Paid
	Total Transaction Valuation:	$ 7.23
	Total Fees Due for Filing:			$ 0.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	This valuation, estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11(a)(4) under the Securities Exchange Act of 1934, as amended, is based on the maximum aggregate amount of the Registrant's common stock to be issued in connection with the exchange of the Registrant's issued and outstanding Series C preferred stock subject to the Offer. In accordance with Rule 457(f)(2), the fee was calculated using the book value of the Series C Preferred Stock subject to the Offer as of the latest practicable date prior to the date on which this Schedule TO is being filed.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		S-4	333-293019	01/28/2026		$ 0.00
Fee Offset Sources	2	Enzon Pharmaceuticals, Inc.	S-4	333-293019		01/28/2026		$ 0.00
Explanation of the basis for claimed offset:
[1]	Previously paid with Registration Statement on Form S-4 (No. 333-293019), filed by Enzon Pharmaceuticals, Inc. with the U.S. Securities and Exchange Commission on January 28, 2026, in connection with the transaction reported hereby.

Offset Note
[2]	Previously paid with Registration Statement on Form S-4 (No. 333-293019), filed by Enzon Pharmaceuticals, Inc. with the U.S. Securities and Exchange Commission on January 28, 2026, in connection with the transaction reported hereby.